EXHIBIT 99.1

LendingClub Appoints Patty McCord to its Board of Directors
Silicon Valley Veteran and Creator of Netflix’s High Performing Culture
Brings Decades of Experience to LendingClub

San Francisco, CA - December 19, 2017 - LendingClub Corporation (NYSE: LC), America’s largest online credit marketplace, today announced that Patty McCord has joined as the newest member of its Board of Directors, effective December 13, 2017.

“We are thrilled to have Patty join our board and support our focus on building a high performance and collaborative company culture,” said Scott Sanborn, CEO of LendingClub. “Patty and I have shared conviction in culture as a driver of success, and having someone at the board level to guide us, particularly in human capital management, will prove invaluable as we head into our next phase of growth.”

McCord applies fresh ideas and innovation to the way we work. Previously, she spent 14 years creating the unique and high-performing culture at Netflix. As Chief Talent Officer, she helped create the now famous Netflix Culture deck and experimented and cultivated new ways to work. It’s her belief that freedom and responsibility are at the center of how companies should operate and if the foundation is solid and the customers’ needs are being met, a company will succeed.

“I see a lot of parallels between where Netflix was as a company 10 years ago, where LendingClub is today, and where it can go in the next 10 years,” said Patty McCord. “I’m attracted to LendingClub for the stellar people and the way it exemplifies the concepts of freedom and responsibility. Culture can help drive innovation in companies that are paving new ground and transforming legacy industries, like Netflix did and like LendingClub is doing today,” she continued. “In our innovative world, I see marketplaces like LendingClub as the future.”

In her new book releasing this January, Powerful: Building a Culture of Freedom and Responsibility, McCord shares what she’s learned at Netflix and around Silicon Valley. Her background includes staffing, diversity, communications, and international human resources positions. A veteran of Sun Microsystems, Borland, and Seagate Technology, McCord has worked with start-ups across Silicon Valley. Currently, she coaches and advises a small group of companies and entrepreneurs on culture and leadership. LendingClub is her first public company board appointment.

About LendingClub
LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub's online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California.

Media Contact:
Press@lendingclub.com